Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS 2015 RESULTS

DALTON, GEORGIA (February 24, 2016) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the year ended December 26, 2015. For 2015, the Company had net sales of $422,483,000, a 3.9% increase over fiscal 2014’s net sales of $406,588,000. Operating income for the year of 2015 improved by $7.2 million over 2014’s results. This improvement for the year was made up of an equal combination of lower facility consolidation and asset impairment charges and improved operating results. Over three fourths of this improvement occurred in the fourth quarter of 2015.

For 2015, the Company had a loss from continuing operations of $2,278,000, or $0.15 per diluted share, as compared to the fiscal year of 2014 when the Company had an income from continuing operations of $673,000, or $0.03 per diluted share. On a non-GAAP basis, adjusted loss from continuing operations, excluding purchase related expenses, bargain purchase gains, facility consolidation and asset impairment expenses, tax affected, was a loss of $0.03 per share for 2015 as compared to a loss of $0.00 per share in fiscal 2014. For the fourth quarter of 2015, the Company had a loss from continuing operations of $0.03 per share versus a loss of $0.24 per share in the fourth quarter of 2014. For the fourth quarter non-GAAP loss from continuing operations was $0.00 per share for 2015 as compared to a loss of $0.08 per share for the same period in 2014.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Our carpet sales for 2015 were up 4.5% over 2014 while the industry, we believe, was down slightly. Without Atlas, our sales increase was 2.5% for the year over year period. In the fourth quarter our total carpet sales were up 2.5% while the industry was down low single digits. Sales of our residential products, both for the year and the fourth quarter as compared to the same periods in 2014 were flat while we estimate the industry was down in the low to mid-single digit range for both periods. For 2015 our increase in commercial product sales was 14.4% comparative to the same period last year and as compared to industry growth, we estimate, in the low single digits. Without Atlas sales, our commercial product sales were up 10.5% for 2015. For the fourth quarter of 2015, our commercial product sales were up 8.2%, compared to the same quarter of 2014, while the industry was down low single digits.

For the year, gross profit was 25.1% of net sales, an improvement over 2014’s 23.5% gross profit percentage. For the fourth quarter, gross profit was 24.4% as compared to the prior year 23.1%. This improvement was driven by improved operating efficiencies. We had high quality related expenses throughout the year. However, we anticipate these to significantly improve by the second half of 2016. Selling and administrative expenses for the year were 23.8% of net sales as compared to 22.9% for the prior year. The higher selling and administrative expenses in 2015 relative to 2014 were primarily due to higher sampling and marketing expenses in both our residential and commercial businesses. These higher sampling and marketing costs should decrease in 2016. For the fourth quarter selling and administrative expenses were 22.5% as compared to 23.9% for the same quarter of 2014. Fourth quarter selling and administrative expenses were lower primarily due to sampling expenses coming in under budget in our commercial business.

After the very strong growth we had in the period from 2009 through 2013, we put together a complete restructuring of our assets to increase our productive capacity from $350 million to over $550 million. In addition, we integrated our purchase of Atlas Carpet Mills and further consolidated our corporate offices. These three facility consolidation plans, with a combined direct expense of over $10 million, are coming to an end in early 2016 with the consolidation of our Saraland, Alabama rug operation out of a rented facility into a company owned facility. That move is on schedule to

-MORE-

The Dixie Group Reports Fourth Quarter 2015 Results

February 24, 2016

be completed at the end of March. The last area to see improvement from the consolidation plans has been training of our associates in their new roles as well as dealing with quality related issues that are coming from production made during the transition period. Though we are largely complete with the physical moves, it will be well into 2016 before we overcome all of the issues involving claims and lower yields that have come from product made during that time frame.

During the fourth quarter we had restructuring charges of $682 thousand, the majority of which was due to completing the movement of three offices into our new Dalton headquarters facility. For the entire year we had facility consolidation expenses of $2.9 million. Operating income for the year was $2.0 million, an improvement of $7.2 million over 2014’s results. This improvement for the year was made up of $3.7 million in lower facility consolidation expenses and asset impairment charges and $3.5 million in improved operating results. For the fourth quarter our operating income was $1.2 million, an improvement of over $5.6 million as compared to the fourth quarter of 2014. This $5.6 million improvement was made up of $2.5 million in lower facility consolidation expenses and asset impairment charges and $3.1 million from improved operations. We believe this continued improvement in operating results will carry forward into 2016.

Our interest expense for the year was $4.9 million as compared to $4.3 million in 2014. The higher interest expense is largely due to higher rates as we had previously locked in future interest rate SWAPS from 2015 until 2021 to fix a portion of our floating asset backed revolver. We had an income tax benefit rate of 23.9% for the year. Our normal rate going forward, at reasonable levels of profitability, should be in the 33% range. For the year of 2015, our receivables increased slightly by $282 thousand. Our inventories were up $10.9 million, of which $2.9 million was due to holding higher inventories from a supplier that was going through a year-end software conversion, and the remaining was to improve service to our customers. Capital equipment acquisitions, including those funded by cash and financings, was $12.2 million for the year. Depreciation and amortization for the year was $14.1 million. We anticipate capital expenditures for 2016 of approximately $10 million and depreciation and amortization of approximately $13.5 million. Our debt stood at $126.0 million at the end of the year, virtually the same as at year-end 2014.

We have anticipated modest sales growth for the industry in 2016 as we have put together our plans for the year. As such we are focused on continuing to improve yields and quality related costs. We are focused on cutting costs to deal with this slower growth environment and reducing debt. We have lowered our sampling expense plans for 2016 and limited our administrative costs. We have seen our market share increase despite the slow growth environment in 2015. We feel this has validated our view that as the consumer focuses on better interior finishes, our products are well suited with innovative styling and our sales organization is designed to serve the discerning taste of the upper end buyer. Residentially we continue to emphasize new product introductions, especially increasing our presence in patterned goods and Stainmaster PetProtect® products. Commercially we are seeing the market respond well to our Visionweave products from Atlas. Our Masland Hospitality brand has successfully launched a new category of computerized yarn placement products as well as expanded our Andara hospitality offerings. We look forward to 2016 with a continued emphasis on improving our results and providing beautiful products to our customers”, Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 11:00 a.m. Eastern Time on February 24, 2016. A replay will be available approximately two hours later and will continue for approximately 30 days. A telephonic replay will be available two hours after the call ends by dialing (404) 537-3406 and entering 44241989 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Avant brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

-MORE-

The Dixie Group Reports Fourth Quarter 2015 Results

February 24, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
NET SALES	$107,763	$104,574	$422,483	$406,588
Cost of sales	81,443	80,448	316,253	311,091
GROSS PROFIT	26,320	24,126	106,230	95,497
Selling and administrative expenses	24,207	25,004	100,422	93,182
Other operating expense, net	188	303	872	904
Facility consolidation expenses	682	2,860	2,946	5,514
Impairment of assets	—	374	—	1,133
OPERATING INCOME (LOSS)	1,243	(4,415)	1,990	(5,236)
Interest expense	1,332	1,141	4,935	4,302
Other (income) expense, net	2	(94)	47	(154)
Gain on purchase of business	—	—	—	(11,110)
Income (loss) from continuing operations before taxes	(91)	(5,462)	(2,992)	1,726
Income tax provision (benefit)	407	(1,832)	(714)	1,053
Income (loss) from continuing operations	(498)	(3,630)	(2,278)	673
Loss from discontinued operations, net of tax	(30)	(103)	(148)	(608)
Loss on disposal of discontinued operations, net of tax	—	(1,467)	—	(1,467)
NET LOSS	$(528)	$(5,200)	$(2,426)	$(1,402)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$(0.24)	$(0.15)	$0.03
Discontinued operations	—	(0.01)	(0.01)	(0.04)
Disposal of discontinued operations	—	(0.10)	—	(0.10)
Net loss	$(0.03)	$(0.35)	$(0.16)	$(0.11)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$(0.24)	$(0.15)	$0.03
Discontinued operations	—	(0.01)	(0.01)	(0.04)
Disposal of discontinued operations	—	(0.10)	—	(0.10)
Net loss	$(0.03)	$(0.35)	$(0.16)	$(0.11)

Weighted-average shares outstanding:
Basic	15,590	15,407	15,536	14,382
Diluted	15,590	15,407	15,536	14,544

-MORE-

The Dixie Group Reports Fourth Quarter 2015 Results

February 24, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 26, 2015	December 27, 2014
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$281	$394
Receivables, net	50,806	50,524
Inventories	115,146	104,207
Other	3,362	5,970
Total Current Assets	169,595	161,095

Property, Plant and Equipment, Net	101,146	102,489
Goodwill and Other Intangibles	6,461	6,766
Other Assets	21,016	20,097
TOTAL ASSETS	$298,218	$290,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$60,821	$51,415
Current portion of long-term debt	10,142	9,078
Total Current Liabilities	70,963	60,493

Long-Term Debt	115,907	117,153
Other Liabilities	20,544	19,824
Stockholders' Equity	90,804	92,977
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$298,218	$290,447

-MORE-

The Dixie Group Reports Fourth Quarter 2015 Results

February 24, 2016

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended		Twelve Months Ended
Non-GAAP Income (Loss) From Continuing Operations	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Net Loss as Reported	$(528)	$(5,200)	$(2,426)	$(1,402)
Less: Loss from Discontinued Operations, Net of Tax	(30)	(1,570)	(148)	(2,075)
Income (Loss) from Continuing Operations	(498)	(3,630)	(2,278)	673
Plus: Mfg. Integration Expense	—	228	—	1,874
Plus: Facility Consolidation Expense	682	2,860	2,946	5,514
Plus: Amortization of Acquisition Inventory Step-up	—	216	—	606
Plus: Acquisition Expense	—	88	—	789
Less: Gain on Purchase of Business	—	—	—	(11,110)
Plus: Impairment of Assets	—	375	—	1,133
Plus: Tax Effect of Above	(259)	(1,431)	(1,119)	453
Non-GAAP Adjusted Income (Loss) From Continuing Operations (Note 1)	$(75)	$(1,294)	$(451)	$(68)

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations	$—	$(0.08)	$(0.03)	$—
Weighted-Average Diluted Shares Outstanding	15,590	15,407	15,536	14,382

The Company defines Adjusted Income (Loss) from Continuing Operations as Net Income (Loss) less loss from discontinued operations, net of tax, plus manufacturing integration expenses of new or expanded operations, plus facility consolidation and severance expenses, plus amortization of acquisition inventory step-up, plus direct acquisition expenses, less gain on purchase of business, plus impairment of assets, plus impairment of goodwill, plus one-time items so defined. (Note 1)

Facility Consolidation Plan Summary
	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2016 Est.
Warehousing, Distribution & Manufacturing Consolidation Plan	$605	$840	$341	$230	$406
Atlas Integration Plan	170	35	(3)	—	—
Corporate Office Consolidation Plan	—	—	276	452	60
Total Facility Consolidation Expense	$775	$875	$614	$682	$466

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

- END -